                Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION

FuelCell Energy Reports Third Quarter 2007 Results
and Latest Accomplishments

•	Product sales increased 45 percent over the prior year
•	Product backlog more than doubled to $49.6 million vs. prior year quarter
•	Commercial product cost ratio decreased to 1.91 vs. 2.83 from the prior year third quarter
•	POSCO orders total 5.1 MW in the third quarter
•	Cash use in the quarter was $11.2 million - on target with expectations

DANBURY, Conn. - August 29, 2007 -- FuelCell Energy, Inc. (NasdaqNM: FCEL), a leading manufacturer of high efficiency, ultra-clean power plants using a variety of fuels for commercial, industrial, government and utility customers, today reported results and accomplishments for its third fiscal quarter and nine months ended July 31, 2007.

Financial Results
FuelCell Energy reported revenues for the third quarter of fiscal 2007 of $13.5 million, compared to $8.7 million in the same period a year ago. Product sales and revenues were up 45 percent to $7.8 million compared to $5.4 million in the same period a year ago. The product cost-to-revenue ratio was 1.91 compared with 2.83 in the same period a year ago resulting in improved margins over the prior year. Product cost reductions were realized from the Company’s cost out program and increased production of megawatt (MW) class power plants, which have a lower product cost per kilowatt (kW) of capacity. Research and development contract revenue was $5.7 million compared to $3.3 million in 2006 on higher activity in the Company’s solid oxide fuel cell program.

The Company’s product backlog as of July 31, 2007, including long-term service agreements more than doubled to $49.6 million compared to $20.0 million as of July 31, 2006. Research and development contract backlog totaled $22.1 million compared to $9.8 million as of July 31, 2006.

In the third quarter of fiscal 2007, net loss to common shareholders was $16.2 million or $0.24 per basic and diluted share compared to a net loss to common shareholders of $19.8 million or $0.37 per basic and diluted share in the same period of the previous year. The improvements were the result of lower product costs, a shift toward lower unit cost MW class products, higher interest from invested balances, and higher income from state research and development tax credits of $1.0 million.

Total cash and investments were $167.5 million as of July 31, 2007. Third quarter net cash use was $11.2 million compared to $17.0 million used in the third quarter of 2006. Cash use in the quarter benefited from an increase in deferred revenue and customer deposits of approximately $8.7 million related to new orders signed in the quarter offset by increased inventory. Capital spending totaled approximately $0.8 million and depreciation expense for the quarter ended July 31, 2007 was approximately $2.3 million.
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For the nine months ended July 31, 2007, FuelCell Energy reported revenue of $31.8 million compared with $24.2 million in the same period a year ago. Product sales and revenues were $21.6 million, compared to $14.9 million in 2006. The product cost-to-revenue ratio improved to 2.07 compared with 2.71 for the nine month period a year ago on declining product costs. Research and development contract revenue was $10.2 million compared to $9.3 million in 2006, primarily reflecting higher activity in the Company’s solid oxide fuel cell program.

For the nine months ended July 31, 2007, FuelCell Energy reported a net loss to common shareholders of $55.1 million or $0.92 per basic and diluted share compared to a loss of $60.0 million or $1.19 per basic and diluted share in the same period a year ago. Improvement over the prior year is attributable to the shift toward lower cost MW class products and the realization of lower product costs through our cost out program offset by increased research and development spending. The 2006 net loss to common shareholders included a one time charge of $4.3 million or $0.09 per basic and diluted share for the conversion of shares of the Series B Redeemable preferred stock.

Key Corporate Developments

“These results are driven by our continuing focus on cost reduction and higher sales of MW class products - consistent with our strategy,” said R. Daniel Brdar, FuelCell Energy’s Chairman and CEO. “In response to greater demand for our products, we are currently ramping our annual production from 11 MW to 25 MW.”

Penetration of Key Markets

South Korea: In South Korea, our alliance partner, POSCO, is making important progress in penetrating the market for clean energy. POSCO has formed a partnership with the largest electricity provider in the country, KEPCO, to maximize access to the market. We are currently training POSCO’s manufacturing, installation and service people.

POSCO has ordered 5.1 MW of fuel cell products for utility customers in grid support applications including a 2.4 MW DFC3000 system, two 1.2 MW DFC1500MA systems and one 300 kW DFC300MA unit. Korea’s clean energy program requires that power first be exported to the utility grid, so the incentive is expected to favor the installation of multi-MW power stations.

After the end of the quarter, POSCO’s subsidiary, POSCON, ordered a 300 kW module and balance of plant components to build their first power plant in preparation for building its own balance of plant manufacturing facility in 2008.

“POSCO has established a leadership position in Korea for clean energy production,” said Brdar. “FuelCell’s high efficiency, 24/7, ultra-clean products are the perfect solution for Korea and we expect continued growth from Asian markets.”

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California: FuelCell Energy announced that a wastewater treatment facility, the Turlock Irrigation District, ordered a 1.2 MW DFC1500 after the quarter end. This power plant will use anaerobic digester gas for fuel and the electricity will be enough power for approximately 1,000 homes and businesses. As of now, FuelCell Energy has approximately 5.85 MW of wastewater treatment customers.

Connecticut: Subsequent to the quarter, Pepperidge Farm ordered a 1.2 MW DFC1500 to add to its existing DFC300 which was installed in 2006. The power plants will provide 70 percent of the electrical needs of the bakery. The facility will utilize the excess heat from the DFC1500 in the bakery process reducing the need for plant boilers and increasing the fuel cell’s total thermal efficiency to approximately 70 percent.

FuelCell Energy passed another Connecticut Project 100 milestone when the state's utilities submitted all 68 MW of FuelCell Energy projects to the Department of Public Utility Control (DPUC) for review. In March 2007, the Connecticut Clean Energy Fund (CCEF) selected six energy projects encompassing the Company's fuel cell products under a 2003 state energy act requiring utilities to purchase not less than 150 MW of Class I renewable energy. The six projects, representing a potential of $200 million in sales, range in size from a 2.4 MW hospital project to 20 MW grid-support power plants. The DPUC is expected to render its decisions by December 2007.

Cost Out Program

FuelCell Energy continues to reduce product costs through its cost out program resulting in the third quarter 2007 product cost-to-revenue ratio of 1.91 to 1. To date, the primary drivers have been value engineering and technology development. With increasing MW class order flow, the Company expects additional cost reduction to result from increased purchasing power and process improvements. To drive costs lower, the Company's 2007 cost out program is focused on global sourcing, technology development, continued value engineering and manufacturing efficiencies.

Manufacturing Ramp Up

In response to the current and anticipated demand from Asia and California, FuelCell Energy is currently ramping its annual production rate from 11 MW to 25 MW and increasing physical plant capacity for MW class products.

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Contract Research and Development

FuelCell Energy reported the following accomplishments for research and development:

•
FuelCell Energy received a $1.2 million phase II contract from the U.S. Army Engineer Research and Development Center’s Construction Engineering Research Laboratory (ERDC-CERL) to scale up a product that separates excess hydrogen generated by FuelCell Energy’s direct fuel cell while generating electricity. The Electrochemical Hydrogen Separation (EHS) system creates a pure, extracted gas which can be sold as a fuel for hydrogen vehicles or for industrial uses.

•
After the end of the quarter, FuelCell Energy received a $0.9 million contract from the U.S. Navy’s Office of Naval Research for high temperature ship service fuel cell development. This contract will build on the successful results for the Company’s Ship Service Fuel Cell program by looking at advanced concepts for naval shipboard fuel cell power plants.

About FuelCell Energy, Inc.
FuelCell Energy is the world leader in the development and production of stationary fuel cells for commercial, industrial, municipal and utility customers. FuelCell Energy’s secure, ultra-clean and high efficiency DFC® fuel cells are generating power at over 60 installations worldwide. The company’s power plants have generated more than 180 million kWh of power using a variety of fuels including renewable wastewater gas, biogas from beer and food processing as well as natural gas and other hydrocarbon fuels. FuelCell Energy has partnerships with major power plant developers, trading companies and power companies around the world. The company also receives substantial funding from the U.S. Department of Energy and other government agencies for the development of leading edge technologies such as hybrid fuel cell/turbine generators and solid oxide fuel cells. For more information please visit our website at www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact	Lisa Lettieri FuelCell Energy, Inc	203-830-7494 ir@fce.com

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FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2007	2006
Revenues:
Product sales and revenues	$7,807	$5,376
Research and development contracts	5,737	3,307
Total revenues	13,544	8,683

Costs and expenses:
Cost of product sales and revenues	14,903	15,240
Cost of research and development contracts	4,718	2,647
Administrative and selling expenses	4,676	4,320
Research and development expenses	6,980	6,621
Total costs and expenses	31,277	28,828

Loss from operations	(17,733)	(20,145)

License fee expense, net	-	(7)
Interest expense	(24)	(22)
Loss from equity investments	(414)	(275)
Interest and other income, net	3,152	1,737

Loss before redeemable minority interest	(15,019)	(18,712)

Redeemable minority interest	(421)	-

Loss before provision for income taxes	(15,440)	(18,712)

Provision for income taxes	-	-

Net loss	(15,440)	(18,712)

Preferred stock dividends	(802)	(1,082)

Net loss to common shareholders	$(16,242)	$(19,794)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.24)	$(0.37)
Basic and diluted weighted average shares outstanding	67,939,527	53,116,670

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2007	2006
Revenues:
Product sales and revenues	$21,567	$14,863
Research and development contracts	10,194	9,298
Total revenues	31,761	24,161

Costs and expenses:
Cost of product sales and revenues	44,679	40,332
Cost of research and development contracts	8,758	8,283
Administrative and selling expenses	13,866	13,238
Research and development expenses	20,489	17,898
Total costs and expenses	87,792	79,751

Loss from operations	(56,031)	(55,590)

License fee income, net	34	45
Interest expense	(72)	(76)
Loss from equity investments	(1,032)	(715)
Interest and other income, net	5,654	4,491

Loss before redeemable minority interest	(51,447)	(51,845)

Redeemable minority interest	(1,233)	-

Loss before provision for income taxes	(52,680)	(51,845)

Provision for income taxes	-	-

Net loss	(52,680)	(51,845)

Preferred stock dividends	(2,406)	(8,139)

Net loss to common shareholders	$(55,086)	$(59,984)

Loss per share basic and diluted:
Net loss per share to common shareholders	$(0.92)	$(1.19)
Basic and diluted weighted average shares outstanding	59,967,137	50,341,771

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)
	July 31, 2007	October 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$106,100	$26,247
Investments: U.S. treasury securities	61,442	81,286
Accounts receivable, net of allowance for doubtful accounts of $96 and $43, respectively	10,161	9,402
Inventories, net	23,911	14,121
Other current assets	7,664	2,653
Total current assets	209,278	133,709

Property, plant and equipment, net	40,860	48,136
Investments: U.S. treasury securities	-	13,054
Investment and loan to affiliate	12,438	11,483
Other assets, net	287	270
Total assets	$262,863	$206,652

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$1,005	$653
Accounts payable	8,022	12,508
Accrued liabilities	7,790	6,418
Deferred license fee income	-	38
Deferred revenue and customer deposits	20,995	9,785
Total current liabilities	37,812	29,402

Long-term deferred revenue	4,844	5,162
Long-term debt and other liabilities	611	678
Total liabilities	43,267	35,242
Redeemable minority interest	11,464	10,665
Redeemable preferred stock ($0.01 par value, liquidation preference of $64,120 at July 31, 2007 and October 31, 2006.)	59,950	59,950

Shareholders’ equity:
Common stock ($.0001 par value); 150,000,000 shares authorized at July 31, 2007 and October 31, 2006; 67,931,459 and 53,130,901 shares issued and outstanding at July 31, 2007 and October 31, 2006, respectively.	7	5
Additional paid-in capital	570,110	470,045
Accumulated deficit	(421,935)	(369,255)
Treasury stock, Common, at cost (12,282 and 15,583 shares in 2007 and 2006, respectively.)	(126)	(158)
Deferred compensation	126	158
Total shareholders’ equity	148,182	100,795
Total liabilities and shareholders’ equity	$262,863	$206,652